Exhibit 4.1

CERTIFIED SHAREHOLDER

Common Stock

No. __________

TERADATA

Shares ___________

This Certifies that ________________________________________ is the registered holder of fully-paid and non-assessable Shares of Common Stock of Teradata Corporation transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. This Certificate and the Shares represented hereby are subject to all the terms, conditions, and limitations of the Charter of the Corporation and all amendments thereto and supplements thereof.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal is to be affixed hereto.

President ______________________________

Secretary ______________________________

Date ___________________________________

ISSUER: TERADATA CORP DEL

CUSIP NUMBER: 88076W 103